Exhibit 11.1

                     U.S. RESTAURANT PROPERTIES MASTER L.P.
                       COMPUTATION OF NET INCOME PER UNIT
                        ($000's, except per unit amounts)
                                   (Unaudited)


                                                                Three months ended             Nine months ended
                                                                   September 30,                 September 30,
                                                             --------------------------    ---------------------------
                                                                1997           1996           1997            1996
                                                             -----------    -----------    ------------    -----------

Net income                                                     $  2,532       $  2,590        $  6,631       $  5,774
Net income applicable to general partner                            (50)           (51)           (132)          (114)
                                                             -----------    -----------    ------------    -----------
Net income applicable to unitholders (1)                       $  2,482       $  2,539        $  6,499       $  5,660
                                                             ===========    ===========    ============    ===========
Net income per unit - Primary                                  $   0.20       $   0.24        $   0.56       $   0.65
                                                             ===========    ===========    ============    ===========
Net income per unit - Fully Diluted (2)                        $   0.20       $   0.24        $   0.56       $   0.64
                                                             ===========    ===========    ============    ===========


Weighted average number of units outstanding Primary:
    Weighted average number of units, excluding equivalents      12,286         10,236          11,371          8,550
    Dilutive effect of outstanding options and guaranteed
       stock                                                        258            213             240            194
                                                             -----------    -----------    ------------    -----------
    Primary weighted average units outstanding                   12,544         10,449          11,611          8,744
                                                             ===========    ===========    ============    ===========


Fully Diluted (2):
    Weighted average units outstanding, excluding
       equivalents                                               12,286         10,236          11,371          8,550
    Dilutive effect of outstanding options and guaranteed
       stock                                                        273            237             273            238
                                                             -----------    -----------    ------------    -----------
    Fully diluted weighted average units outstanding             12,559         10,473          11,644          8,788
                                                             ===========    ===========    ============    ===========



(1)    Income allocable to unitholders represents 98.02 % of net income

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by APB Opinion No. 15, because it results in dilution of less than three percent.